SCHEDULE 14C
(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934
PROPOSED RELEASE TO STOCKHOLDERS ON APRIL      , 2007
Check the appropriate box:

☑	Preliminary information statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))
☐	Definitive information statement
CHAMPION COMMUNICATION SERVICES, INC.
(Name of Registrant as Specified in Its Charter)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14-c5(g) and 0-11.
(1)	Title of each class of securities to which transaction applies: N/A

(2)	Aggregate number of securities to which transaction applies: N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

(4)	Proposed maximum aggregate value of transaction: N/A

(5)	Total fee paid: $62.94

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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(2)	Form, Schedule or Registration Statement No.: N/A

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(4)	Date Filed: N/A

PRELIMINARY INFORMATION STATEMENT,
AS FILED WITH THE SEC ON APRIL 30, 2007.
CHAMPION COMMUNICATION SERVICES, INC.
1610 WOODSTEAD COURT, SUITE 330
THE WOODLANDS, TEXAS 77380

NOTICE OF ACTION TAKEN BY WRITTEN CONSENT OF HOLDERS OF A MAJORITY OF
VOTING POWER OF THE COMPANY’S STOCK
APRIL ___, 2007

To the Stockholders of Champion Communication Services, Inc.:
     Notice is hereby given pursuant to Section 228 of the General Corporation Law of the State of Delaware to the holders of the Common Stock of Champion Communication Services, Inc., a Delaware corporation (the “Company”). Holders of a majority of voting power of the Company’s Common Stock have approved the sale of substantially all of the Company’s assets (the “Asset Sale”) to FleetTALK Partners, Ltd. (“FleetTALK”), pursuant to the Asset Purchase Agreement between FleetTALK and the Company, dated February 13, 2007 (the “Asset Purchase Agreement”). A copy of the Asset Purchase Agreement is included as Appendix A to this Information Statement.
     The Company’s Board of Directors has unanimously approved the Asset Purchase Agreement and the sale of assets to FleetTALK. As permitted by Delaware law, the Company has received the written consent of the holders of a majority of the Company’s outstanding stock entitled to vote approving the Asset Purchase Agreement and the Asset Sale contemplated thereby.
     ACCORDINGLY, STOCKHOLDERS ARE NOT BEING ASKED FOR PROXIES TO VOTE THEIR SHARES WITH RESPECT TO THE ASSET PURCHASE AGREEMENT OR THE ASSET SALE. NO PROXY CARD HAS BEEN ENCLOSED WITH THIS INFORMATION STATEMENT AND NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER THE ASSET PURCHASE AGREEMENT OR THE SALE OF ASSETS.
     Pursuant to the terms of the Asset Purchase Agreement, the Company, and not the stockholders, will receive all of the proceeds of the Asset Sale.
     The Asset Sale will not become effective until at least 20 calendar days following the date of mailing of this Information Statement to the Company’s stockholders.
     THE COMPANY IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND THE COMPANY A PROXY.
*       *       *       *       *

     This Information Statement is being provided to you pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended. It contains a description of the Asset Purchase Agreement and the asset sale, as well as summary information regarding the contract of sale and the sale of assets. We encourage you to read this Information Statement, including Appendix A, thoroughly. You may also obtain information about us from publicly available documents we file with the Securities and Exchange Commission.

Sincerely,
/s/ Albert F. Richmond
Albert F. Richmond
Chief Executive Officer

The Woodlands, Texas
April ___, 2007

PRELIMINARY INFORMATION STATEMENT,
AS FILED WITH THE SEC ON APRIL 30, 2007.
CHAMPION COMMUNICATION SERVICES, INC.
1610 Woodstead Court, Suite 330
The Woodlands, Texas 77380
(281) 362-0144

INFORMATION STATEMENT

     Introduction
     Champion Communication Services, Inc. (the “Company”) is furnishing this Information Statement to its stockholders in connection with the prior approval of the Company’s Board of Directors, and receipt of approval by written consent of the holders of a majority of voting power of the Company’s Common Stock, of the proposed sale of substantially all of the Company’s assets (the “Asset Sale”). The Asset Sale will be effected pursuant to the Asset Purchase Agreement, dated February 13, 2007, between the Company and FleetTALK Partners, Ltd. (“FleetTALK”), as more fully described in this Information Statement.
     As of February 12, 2007, the date of the written consent, there were 4,483,802 shares of the Company’s Common Stock, $0.01 par value per share, outstanding. Under Delaware law, the affirmative vote of a majority of the votes entitled to be cast by holders of the Company’s Common Stock as of the record date is required to approve the Asset Purchase Agreement and the Asset Sale. Under the Company’s Certificate of Incorporation, as amended, each share of the Company’s Common Stock is entitled to one vote per share. As permitted by the Delaware General Corporation Law, on February 12, 2007, the Company received a written consent in lieu of a stockholders meeting from holders of 2,949,160 shares of the Company’s Common Stock, which represents approximately 66% of the total votes entitled to be cast, approving the Asset Purchase Agreement and the Asset Sale. As of the record date, our directors and executive officers held, and were entitled to vote, in the aggregate, 2,320,450 outstanding shares of the Company’s Common Stock, representing approximately 52% of the outstanding shares of our capital stock entitled to vote on the Asset Sale.
     THE COMPANY IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY TO THE COMPANY. THE COMPANY HAS ENCLOSED NO PROXY CARD AND WILL NOT HOLD A STOCKHOLDERS MEETING TO CONSIDER THE ASSET PURCHASE AGREEMENT OR THE ASSET SALE.
     The Asset Sale will not become effective until at least 20 calendar days following the date of mailing of this Information Statement to the Company’s stockholders.
     The Company is furnishing this Information Statement to inform stockholders, in the manner required by the Securities Exchange Act of 1934, as amended, of the Asset Sale before it is consummated. This Information Statement is first being mailed on or about April ___, 2007, to holders of record of Common Stock as of the close of business on April ___, 2007.

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SUMMARY TERM SHEET
     The bulleted summary that follows highlights selected information contained elsewhere in this Information Statement. It may not contain all of the information that is important to you. To fully understand the sale of substantially all of the Company’s assets, and for a more complete description of the Asset Sale and related matters, you should carefully read this Information Statement (including the Asset Purchase Agreement included as Appendix A) in its entirety. In this Information Statement, the terms “Champion,” “Company,” “we,” “our,” “ours,” and “us” refer to Champion Communication Services, Inc. and its subsidiaries.
     Background and Summary of the Asset Sale
•	The Company provides high-powered repeater dispatch services in North America in major metropolitan areas in four states. We operate our dispatch repeaters pursuant to licenses granted by the Federal Communications Commission.

•	In 2004, we retained Cold Creek Consulting to offer for sale, subject to applicable FCC regulations, our business, including our infrastructure, FCC licenses, related inventory, and customers. In April 2005, we sold our Illinois, Indiana, and Florida operations to ESP Wireless Technology Group, Inc. for $1,450,000, and we continued to entertain proposals for the sale of our remaining assets.

•	FleetTALK is an outsourcing company for managing and operating wireless communication systems. FleetTALK currently manages over 150 analog systems servicing over 2,000 customers throughout the United States.

•	On February 13, 2007, Champion and FleetTALK entered into the Asset Purchase Agreement, which provides that FleetTALK shall purchase substantially all of our remaining assets for $2,050,000. The assets being purchased by FleetTALK under the Asset Purchase Agreement include all of our FCC licenses and most of our remaining infrastructure, related inventory, and customers.

•	The Asset Purchase Agreement stipulates that our ability to transfer our FCC licenses to FleetTALK is contingent upon the FCC granting approvals for each license transfer. The Asset Purchase Agreement contemplates the holding of one or more partial closings should the FCC grant approval for some, but not all, of the license transfers. If the FCC has not granted all license-transfer approvals by December 31, 2007, we will refund the value of any unassigned licenses (as set forth in the Asset Purchase Agreement) to FleetTALK.

•	In connection with the Asset Purchase Agreement, Champion and FleetTALK entered into a separate Management Agreement, pursuant to which FleetTALK agreed to provide complete system management services for the wireless mobile radio stations on March 1, 2007. Payments made by FleetTALK under the Management Agreement are to be credited against the purchase price, which FleetTALK has deposited into escrow pending closing. As compensation under the Management Agreement, FleetTALK will release $26,000 of the purchase price on the first of each month from escrow and FleetTALK pays all expenses and costs of managing such stations. Under certain circumstances, we are entitled to retain FleetTALK’s 10% down payment ($205,000) if the Asset Purchase Agreement is terminated prior to closing. We had initially contemplated entering into a Spectrum Lease Agreement in connection with the Asset Sale, but the Asset Purchase Agreement was amended to delete this requirement and address this component of the Asset Sale under the terms of the Management Agreement.

•	Based upon recent developments, we intend to retain a sufficient amount of cash to maintain our corporate existence for some period of time and although there are no specific plans, we expect that we may seek to find a private, operating company with which to combine or there is a potential that a substantial portion of the cash received will be distributed. In the event that we can find and complete any business combination transactions, it is generally to be expected that our current owners, in the aggregate, would have a significantly reduced equity ownership of the surviving company, which could be in the range of five percent to ten percent. However, there can be no assurance that we could identify any business with which to combine, nor that any such transaction could be completed.
     The Parties to the Transaction
     Champion’s principal executive offices are located at 1610 Woodstead Court, Suite 330, The Woodlands, Texas 77380. Our phone number is (281) 362-0144.
     We provide high-powered trunked radio dispatch services in the United States to approximately 235 trunked dispatch customers with just under 3,500 subscriber units (either radio or base station) in four states. We offer high-powered community repeater dispatch services, primarily within the 450–512 MHz frequency band, and we provide customers with dispatch airtime and data transmission service. Our customers are located in both metropolitan and rural geographic areas of various states, and consist primarily of business and government agencies.
     FleetTALK’s principal executive offices are located at 710 Country Club Road, Crystal Lake, Illinois 60014. FleetTALK’s phone number is (973) 625-7500.
     FleetTALK is an outsourcing company for managing and operating wireless communication systems. FleetTALK currently manages over 150 analog systems servicing over 2,000 customers throughout the United States.
     Reasons for the Asset Sale
     During 2005 and 2006, we were able to meet our working capital requirements by using the proceeds from the April 2005 sale of our Indiana, Illinois, and Florida operations. However, we projected that the depletion of our working capital supply would occur sometime around February 2007, unless we could generate additional cash flows by selling certain of our assets. Due to continued losses and difficulties in raising additional capital, our management determined that it would be in the best interest of our stockholders to sell substantially all of our assets and retain a sufficient amount of cash to maintain our corporate existence for some period of time to allow the Board, should it choose to do so, to seek to find a private, operating company with which to combine or to distribute a substantial portion of the remaining proceeds.
     Approval of our Board of Directors and Stockholders
     Our Board of Directors approved the Asset Purchase Agreement and the Asset Sale and recommended that our stockholders vote for its adoption. Following the execution of the Asset Purchase Agreement on February 13, 2007, stockholders representing 66% of our outstanding voting stock executed a written consent in lieu of a stockholders meeting approving the Asset Purchase Agreement and the Asset Sale.

     Use of Proceeds
     We, and not our stockholders, will receive all of the net proceeds from the Asset Sale. Following the Asset Sale: the Board of Directors will determine an amount to hold back as a reserve for contingent liabilities; and how much cash, if any, to retain in order to maintain our corporate existence for some period of time to allow the Board, should it choose to do so, to seek to find a private, operating company with which to combine. The Board may also make cash available for distribution to stockholders. The final amount of our liabilities and the time that will be needed for these processes to be completed make it difficult to predict the exact amounts that will be available for distribution to stockholders and, if so, the timing of any such distribution.
     Dissenters’ Rights
     Delaware law does not entitle our stockholders to seek dissenters’ or appraisal rights in connection with the Asset Sale.
     A Note About Forward-Looking Statements
     This Information Statement includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical information provided herein are forward-looking and may contain information about financial results, economic conditions, trends, and known uncertainties. We caution the reader that actual results could differ materially from those expected by us depending on the outcome of certain factors, including, without limitation, the risk that the assumptions upon which the forward-looking statements are based ultimately may prove to be incorrect or incomplete, that the transactions contemplated by the Asset Purchase Agreement will not be consummated in a timely manner or at all, as well as other risks and uncertainties that are described in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Champion undertakes no obligations to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this Information Statement, including, without limitation, changes in our business strategy or planned capital expenditures, or to reflect the occurrence of unanticipated events.
     Summary Information in Question and Answer Format
     The following information in question and answer format summarizes many of the material terms of our proposed Asset Sale to FleetTALK. For a complete description of the terms and conditions of the Asset Sale, we advise you to carefully read this entire Information Statement and the other documents referred to herein. The actual terms and conditions of the Asset Sale are contained in the Asset Purchase Agreement, which is included as Appendix A to this Information Statement.
     What Vote is Required to Approve the Asset Sale?
     Approval of the Asset Sale requires the affirmative vote of holders of a majority in voting power of shares of our Common Stock. Under our amended Certificate of Incorporation, each share of our Common Stock is entitled to one vote per share.

     What Constitutes a Majority in Voting Power of the Shares?
     On February 12, 2007, there were 4,483,802 shares of Common Stock outstanding. Thus, 2,241,901 shares constitutes a majority of the voting power of the shares of our Common Stock.
     Who Voted in Favor of the Asset Sale?
     Albert F. Richmond (our Chairman of the Board, Chief Executive Officer, and President) and his affiliates, Pamela R. Cooper (our Chief Financial Officer, Treasurer, Secretary, and Controller) and her affiliates, and the Trustees of the Champion Communication Services, Inc. 401(k) Plan voted an aggregate of 2,949,160 shares of Common Stock in favor of the Asset Sale and the approval of the Asset Purchase Agreement. Such shares represent approximately 66% of the voting power of shares of our Common Stock.
     Will the Stockholders that Voted in Favor of the Asset Sale Have any Relationship with FleetTALK Following the Asset Sale’s Closing?
     No. None of the stockholders that voted in favor of the Asset Sale anticipate working for or with FleetTALK or otherwise having any direct or indirect financial relationship with FleetTALK.
     Why Isn’t Champion Holding a Stockholders Meeting to Vote on the Asset Sale?
     In order to lawfully close on the proposed Asset Sale, Delaware law requires that holders of a majority in voting power of shares of our Common Stock entitled to vote cast votes in favor of the proposed Asset Sale. The stockholders voting via written consent in favor of the proposed Asset Sale represent approximately 66% of the shares outstanding, or a majority of the votes entitled to be cast. Therefore, we concluded that because approving a transaction by the written consent of stockholders can be faster and less expensive than distributing a notice of meeting and proxy statement and conducting a stockholders meeting, and because we and FleetTALK wanted to expedite the closing of the proposed Asset Sale, we decided not to conduct a stockholders meeting. Instead, following the execution of the Asset Purchase Agreement, stockholders owning approximately 66% of the shares signed a written consent approving the Asset Sale, the Asset Purchase Agreement, and the transactions contemplated thereby.
     What Are the Terms of the Asset Purchase Agreement?
     On February 12, 2007, our Board of Directors, acting by written consent in lieu of a meeting, approved the Asset Purchase Agreement, a copy of which is included as Appendix A to this Information Statement, pursuant to which we intend to sell, and FleetTALK intends to buy, substantially all of our assets. As consideration for these assets, FleetTALK has agreed to pay us $2,050,000 at closing. We will refund the value of any licenses not assigned to FleetTALK as of December 31, 2007, which could reduce the amount of proceeds realized by us on the Asset Sale. Beginning March 1, 2007, FleetTALK assumed operations of our wireless mobile radio stations pursuant to a separate Management Agreement, pending the closing of this transaction.
     Why Is the Company Selling Its Assets?
     We projected that the depletion of our working capital supply would occur sometime around February 2007, unless we could generate additional cash flows by selling certain of our assets. Due to continued losses and difficulties in raising additional capital, our management determined that it would be in Champion’s best interest to sell substantially all of our assets and to retain a sufficient amount of cash to maintain our corporate existence for some period of time to allow the Board, should it choose to do so, to seek to find a private operating company with which to combine, or to distribute a substantial portion of the remaining proceeds.

     What Will Happen to Champion After the Asset Sale?
     After the completion of the Asset Sale, we intend to maintain our corporate existence for some period of time. Although there are no specific plans, we expect that we may seek to find a private, operating company with which to combine. In the event that we can find and complete any such transaction, it is generally to be expected that our current owners, in the aggregate, would have a significantly reduced equity ownership of the surviving company, which could be in the range of five percent to ten percent. There can be no assurance that we can or will identify any business with which to combine, nor that any such transaction could be completed.
     What Factors Were Considered by Management and Our Board of Directors in Deciding to Sell Substantially All of Champion’s Assets?
     Management and our Board of Directors considered a number of factors before deciding to execute the Asset Purchase Agreement, including, but not limited to, the following:
•	The anticipated depletion of working capital and the projected lack of cash flow to sustain operations;

•	The terms and conditions of the proposed Asset Sale; and

•	The belief that the offered purchase price by FleetTALK is fair.
     Will Our Stockholders Receive Any of the Proceeds from the Asset Sale?
     Stockholders will not immediately receive any of the proceeds from the Asset Sale. FleetTALK is paying us cash for our assets, and due to recent developments we may retain the proceeds for a period of time while we seek to find a private operating company with which to combine or we may distribute a substantial portion of the remaining proceeds. Uncertainties as to the amounts we will finally realize for our assets, the ultimate amount of our liabilities, and the time that will be needed for this process to be completed make it difficult to predict any amount that would be available for such distribution to stockholders and, if so, the timing of any such distribution.
     How Is the Purchase Price for the Asset Sale Being Financed by FleetTALK?
     FleetTALK escrowed the $2,050,000 purchase price in an escrow account to be released to us at closing.
     What Rights to Stockholders Have to Dissent From the Asset Sale?
     You do not have the right under Delaware law to dissent from the Asset Sale or to seek appraisal of your shares.

CHAMPION COMMUNICATION SYSTEMS, INC.
INFORMATION STATEMENT

     Prior Stockholder Approval
     Our ability to sell our assets without a meeting of our stockholders is authorized by Section 228 of the Delaware General Corporation Law. Section 228 provides, in general, that a Delaware corporation may substitute written consent, i.e., the consent in writing of the holders of outstanding shares of capital stock holding at least the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the matter are present and voted, for action on a matter by the corporation’s stockholders at a meeting. In accordance with this provision, we obtained the written consent of holders of a majority in voting power of shares of our Common Stock, approving the sale of substantially all of our assets to FleetTALK under the Asset Purchase Agreement. As a result of the action of holders of a majority in voting power of shares of our Common Stock, we are not soliciting proxies and there will be no further stockholder action on the Asset Purchase Agreement or Asset Sale.
     Holders of record of our Common Stock are entitled to notice of the action taken by written consent approving the Asset Sale and the Asset Purchase Agreement.
     Under Delaware law and our amended Certificate of Incorporation, the affirmative vote of holders of a majority in voting power of shares of our Common Stock entitled to vote as of the close of business on the record date was required to approve the Asset Purchase Agreement and the Asset Sale. Each holder of Common Stock is entitled to one vote. As of February 12, 2007, we had 4,483,802 shares of Common Stock outstanding, representing a total of 4,483,802 votes entitled to be cast.
     On February 12, 2007, we received the affirmative written consent of the holders of a majority in voting power of shares of our Common Stock entitled to vote to cast a total of 2,949,160 votes, or approximately 66% of the total votes entitled to be cast by all such holders.
     The Sale of Assets to FleetTALK
     The terms and conditions of the Asset Sale, which is the sale of substantially all of Champion’s assets to FleetTALK, are set forth in the Asset Purchase Agreement, dated February 13, 2007. A copy of the Asset Purchase Agreement, excluding the exhibits or schedules thereto, is included as Appendix A to this Information Statement. The description in this Information Statement of the terms and conditions of the Asset Sale and of the Asset Purchase Agreement is a summary only and may not contain all of the information that is important to you. To fully understand the Asset Sale and the terms of the Asset Purchase Agreement, you should carefully read, in its entirety, the copy of the Asset Purchase Agreement included as Appendix A.
     Parties to the Sale
     Information About the Company
     Champion provides high-powered trunked radio dispatch services pursuant to licenses granted by the FCC. We offer high-powered community repeater dispatch services, primarily within the 450–512 MHz frequency band, and we provide customers with dispatch airtime and data transmission service. Our customers are located in both metropolitan and rural geographic areas of various states, and consist primarily of business and government agencies.
     Over the course of our operating history, we transformed our operations from basic rural community repeater dispatch communications to metropolitan trunked dispatch operations. We experienced significant churn and competition from other dispatch operators, as well as providers of wireless communication services, due to new technologies that have allowed our competition to offer the same dispatch services as we do. We attempted to pursue digital dispatch capabilities in Southeast Asia starting in 1999, but we ceased all

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operations there due to such impediments to our operations as difficult terrain, unpredictable weather conditions, lack of basic infrastructure in remote areas, and a deficiency in qualified technical labor.
     In 2004, we retained Cold Creek Consulting to offer for sale, subject to applicable FCC regulations, our business, including our infrastructure, FCC licenses, related inventory, and customers. We received considerable interest from a number of prospective buyers for individual markets and small sections of markets, but we were not successful in selling our entire North American portfolio. On December 29, 2004, an asset purchase agreement was executed to sell the Illinois, Indiana, and Florida regions. This sale, which was effective January 1, 2005, closed in April of 2005.
     We were formed as a Delaware corporation in 1994. Our principal place of business is 1610 Woodstead Court, Suite 330, The Woodlands, Texas 77380. Our telephone number is (281) 362-0144.
     Information About FleetTALK
     FleetTALK is an outsourcing company for managing and operating wireless communication systems. FleetTALK currently manages over 150 analog systems servicing over 2,000 customers throughout the United States.
     Past Contacts and Negotiations Between Champion and FleetTALK
     In 2004, we retained Cold Creek Consulting to offer for sale our North American communication business. Under our arrangement, Cold Creek advised us in developing the business presentation to be provided to potential acquirors of our business. Cold Creek did not advise us as to the fairness of the consideration offered and did not provide us with a report, opinion, or appraisal of any kind.
     FleetTALK conducted no discussions regarding this transaction other than with Cold Creek Consulting contacting them to inform them of the upcoming offering and bid process.
     Cold Creek assisted us with bid process and the preparation of the bid materials, including the Information Memorandum, all of which were distributed on January 25, 2007 to bidders that had submitted indications of interest with respect to the proposed sale of all of our assets. FleetTALK was one of such prospective bidders. The Information Memorandum was comprised of (1) a blind customer list with unit count; (2) a lease commitment summary; (3) market comparative financial summary for three previous years; (4) a market summary; and (5) a list of frequencies. All bids were due by February 1, 2007 (CST).
     We received four bids by the February 1, 2007 deadline and, after analysis of such bids by our Board of Directors, it was determined that FleetTALK had submitted the best bid for the proposed transaction. Our management team thereafter negotiated the proposed Asset Purchase Agreement and ancillary documents that had been disseminated during the bidding process. Our Board of Directors and a majority of our stockholders, acting by written consent on February 12, 2007, approved the final form of the Asset Purchase Agreement and ancillary documents after this negotiation period with FleetTALK, and our CEO, Albert F. Richmond, executed the Asset Purchase Agreement with FleetTALK on February 13, 2007.
     Background of and Reasons for the Asset Sale
     A significant portion of our income has been derived from the sale of non-core spectrum, which generated $16.5 million in revenues between 1997 and 2002, and from the sale of assets associated with our Illinois, Indiana, and Florida regions, which generated $1.4 million in revenues in 2005. Having little non-core spectrum left to sell, we had projected that the depletion of our working capital supply would occur

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sometime around February 2007, unless we could generate additional cash flows by selling certain of our assets.
     In addition, we continued to incur losses. We reported a net loss of $193,000 for the third quarter of 2006, a net loss of $1,795,000 for 2004, and a net loss of $1,379,199 for 2003 (we experienced a net gain of $125,000 in 2005 due to the sale of our Illinois, Indiana, and Florida operations). In addition, our attempts to raise additional capital have been unsuccessful. As such, our management determined that it would be in Champion’s best interest to sell substantially all of our assets at this time, but to maintain our corporate existence for some period of time to allow the Board, should it choose to do so, to seek to find a private, operating company with which to combine.
     Assets Subject to Sale
     The assets to be sold by us to FleetTALK consist of substantially all of our assets, and include the following:
•	The entire group of FCC licenses held by Champion, which comprises licenses in Virginia, Maryland, Texas, California, and Louisiana;

•	All of our infrastructure, which includes operations equipment for the licenses in Virginia, Maryland, Texas, California and Louisiana;

•	All inventory related to the operation of the wireless mobile radio stations, such as repeaters, power supplies and amps and controllers; and

•	All of our customer contracts.
     Consideration for the Asset Sale
     The Asset Purchase Agreement provides that we will receive and FleetTALK will pay $2,050,000 at closing. This amount is subject to adjustment downward, should the FCC fail to approve the transfer of any of the FCC licenses from Champion to FleetTALK. Specifically, FleetTALK will receive a credit of $8,000 for each FCC license in the Washington, D.C. or Houston, Texas markets, and a credit for $4,000 for each license in the Dallas, Texas or San Francisco, California markets, for which the FCC fails to grant transfer approval.
     In conjunction with the execution of the Asset Purchase Agreement, we also entered into a separate Management Agreement, under which FleetTALK assumed operation of our wireless mobile radio stations on March 1, 2007. FleetTALK is to pay us $26,000 per month until closing under the Management Agreement. Payments made by FleetTALK under the Management Agreement are to be credited against the purchase price, which FleetTALK has deposited into escrow pending closing. Furthermore, should FleetTALK terminate the Asset Purchase Agreement by committing a breach prior to closing, we are entitled to retain FleetTALK’s 10% down payment of $205,000.
     Based upon other bids, we feel the consideration outlined above is a fair price for substantially all of our assets. FleetTALK’s offer for our business was in the higher end of the range, and had, we believe, fewer contingencies than the other offers we received.

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     Use of Proceeds
     We, and not our stockholders, will receive all of the net proceeds from the Asset Sale. The Board of Directors may decide to maintain our corporate existence for some period of time to allow the Board, should it choose to do so, to seek to find a private, operating company with which to combine. The Board may also decide to distribute a substantial portion of the remaining proceeds. If our Board decides to make a distribution to our stockholders, uncertainties as to the amounts we will finally realize for our assets, the amount of our liabilities, and the time that will be needed for the process make it difficult to predict the available amount for distribution.
     We currently intend to use the net proceeds from the Asset Sale in one or more of the following ways:
•	As working capital for our remaining operations;

•	To satisfy outstanding indebtedness;

•	To explore potential opportunities for combining with a private, operating company;

•	The potential distribution of cash to our stockholders.
     Champion’s Structure After the Asset Sale
     After completion of the Asset Sale, we will continue to operate as a public company. Our Common Stock will continue to be traded on the over-the-counter market under the symbol CCMS and on the TSX Venture Exchange under the symbol CHP.
     Terms of the Asset Purchase Agreement
     The following is a summary of the significant provisions of the Asset Purchase Agreement. To fully understand the Asset Sale and the terms of the Asset Purchase Agreement, you should carefully read in its entirety the copy of the Asset Purchase Agreement that is included as Appendix A to this Information Statement. The summary provided herein is qualified in its entirety by the terms of the Asset Purchase Agreement. Appendix A is incorporated herein by reference; provided, however, that the warranties and representations contained in such agreements are made solely to FleetTALK and solely for purposes of the proposed asset sale.
     Partial Closings
     If the FCC approves the transfer to some, but not all, of our FCC licenses to FleetTALK, Champion may request (and FleetTALK may not unreasonably refuse) a partial closing. At the partial closing, we will transfer those FCC licenses for which the FCC has granted transfer approval to FleetTALK, and FleetTALK will release the Asset Purchase Agreement consideration from escrow, less $8,000 for each Washington, D.C. or Houston, Texas license, and less $4,000 for each Dallas, Texas or San Francisco, California license, for which the FCC has not yet granted transfer approval.

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     Purchase and Sale of Assets; Assignment of Licenses
     On the closing date, we will assign FleetTALK all of our right, title, and interest in and to the assets listed on Schedule A to the Asset Purchase Agreement, free and clear of all liens. In return, FleetTALK will pay us the purchase price.
     Assumption of Liabilities
     FleetTALK is only assuming those liabilities of Champion’s that are listed on Schedule A to the Asset Purchase Agreement.
     Purchase Price
     FleetTALK will pay us $2,050,000, subject to reduction as discussed below, for those of our assets that are listed on Schedule A to the Asset Purchase Agreement. FleetTALK placed a down payment of $205,000 into escrow prior to executing the Asset Purchase Agreement, and it deposited the remaining $1,845,000 into escrow when the Asset Purchase Agreement was signed. At closing, the entirety of the escrowed funds, $2,050,000, will be paid to us. However, if the FCC has failed to approve any of the license transfers as of December 31, 2007, we will refund to FleetTALK $8,000 per non-approved Washington, D.C. or Houston, Texas license and $4,000 per non-approved Dallas, Texas or San Francisco, California license.
     Management Agreement
     In connection with executing the Asset Purchase Agreement, we and FleetTALK agreed to execute a separate Management Agreement under which FleetTALK assumed operation of our wireless mobile radio stations on March 1, 2007. Under the Management Agreement, FleetTALK is to pay us $26,000 per month as consideration for its ability to operate our FCC licenses prior to the closing. Payments made by FleetTALK under the Management Agreement are to be credited against the purchase price.
     Representations and Warranties
     We make various customary representations and warranties in the Asset Purchase Agreement for the benefit of FleetTALK. Furthermore, we represent and warrant, among other things, that we were lawfully granted the FCC licenses and that we have the right, on FCC consent, to transfer them to FleetTALK; that the FCC licenses are valid and in good standing with the FCC and that we are in material compliance with the laws regulating the FCC licenses; that the wireless mobile radio stations are not currently short-spaced by third parties (unless otherwise noted) nor are they or will they be operating under any encumbrances on the FCC licenses; and that we have no knowledge of any pending FCC or other action to suspend, revoke, terminate or challenge the FCC licenses or to investigate the stations’ operations.
     FleetTALK makes various customary representations and warranties for our benefit.
     Covenants
     We FleetTALK have set forth various covenants in the Asset Purchase Agreement, including, among others, the following:
•	We covenant to maintain the Schedule A assets and conduct the business of the wireless mobile radio stations in a reasonable and prudent manner, not to enter into any material agreements respecting the Schedule A assets without FleetTALK’s prior written consent, not to sell or encumber the Schedule A assets without FleetTALK’s prior written consent, not to

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take actions that would materially devalue the Schedule A assets, and to maintain the validity of the FCC licenses;

•	We covenant not to solicit offers for the Schedule A assets and to promptly inform FleetTALK about any offers we receive from third parties;

•	We agreed to file our respective portions of the Assignment Application with the FCC within five business days of executing the Asset Purchase Agreement;

•	We covenant not to disclose, subject to limited exceptions, the other party’s confidential information;

•	We covenant to comply with the terms of the Management Agreement.
     Conditions to Closing
     FleetTALK’s and our obligations to complete the Asset Sale are subject to the satisfaction or waiver of, among other, the following conditions:
•	Champion shall have obtained certain third-party consents to the Asset Sale, e.g., the consent of Canadian governmental or TSX Venture Exchange authorities, and it shall have completed certain required filings;

•	The FCC shall have granted its consent, without adding any conditions to consent that would have a material adverse effect on the FCC licenses, and the FCC’s consent shall have become a Final Order (as defined in the Asset Purchase Agreement);

•	Our stockholders shall have granted their approval of the Asset Purchase Agreement and the Asset Sale and we shall have filed this Information Statement and met all the requirements of the S.E.C. under Regulation 14C.
     Closing
     The closing of the Asset Purchase Agreement will take place (provided that it is not terminated on an earlier date) at our offices at 10:00 a.m. on the first business day after the later of (i) the date on which the FCC’s grant of consent becomes a Final Order (as defined in the Asset Purchase Agreement); (ii) the date on which all of the conditions to closing are satisfied; or (iii) on such other date and/or at such other place as may be mutually agreed upon by us and FleetTALK in writing.
     Our Mutual Deliveries
     We will deliver certain documents to FleetTALK at the closing, including, among others, all consents, approvals, filings, and instruments of sale and assignment. FleetTALK will deliver certain documents to us at the closing, including, among others, instruments of sale and assignment and the purchase price.
     Prorations and Post-Closing Adjustments
     The purchase price is subject to adjustment for certain items of ongoing cost and expense, including estimated property tax assessments. We will determine the prorations with FleetTALK’s cooperation and will settle them in cash no later than thirty days after closing.

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     Indemnification
     In general, each party agrees to indemnify the other against losses, liabilities, damages, costs, or expenses arising from that party’s breach of a representation, warranty, or covenant and claims arising out of operating the wireless mobile radio stations prior to the closing.
     Warranties and Limitations on Recovery
     All of the Schedule A assets are being sold “as is” and “where is,” FleetTALK had the opportunity to inspect the Schedule A assets and is relying solely on its own inspection of the assets and not on any information we provided, and we make no express or implied warranties as to the fitness, merchantability, or condition of any of the Schedule A assets. Furthermore, neither we nor FleetTALK will be liable to the other, by indemnification or otherwise, for any special, indirect, consequential, or incidental damages of any kind.
     Termination
     The Asset Purchase Agreement may be terminated at any time by Champion’s and FleetTALK’s mutual written consent. If either party breaches and fails to cure its breach within thirty days of receiving written notice, the other party may terminate. If the Asset Purchase Agreement is terminated, the Management and Spectrum Lease Agreements automatically terminate as well.
     Expenses
     Each party pays its own expenses.
     Federal Income Tax Consequences
     The Asset Sale will be treated as a taxable transaction for federal and state tax purposes.
     Accounting Treatment
     Upon the completion of the Asset Sale, the assets and liabilities of the Schedule A assets will be removed from our consolidated balance sheet. The Company is expected to reflect a gain on the asset sale of approximately $1,800,000, measured as the difference between the amount received for the Schedule A assets and our basis in such assets.
     Regulatory Approvals
     To consummate the Asset Sale, we must gain the FCC’s approval for the transfer of each of our FCC licenses to FleetTALK. In addition, we must receive the consent of the TSX Venture Exchange and the approval of various Canadian governmental authorities, and we are required to comply with the applicable regulations of the Securities and Exchange Commission and the Delaware General Corporation Law in connection with the Asset Sale. As of the date of this statement the FCC has consented to the assignment of the licenses.
     Voting Securities and Principal Holders Thereof
     As of the February 12, 2007 record date, there were outstanding 4,483,802 votes entitled to be cast by holders of all shares of our Common Stock.

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     The following table sets forth, as the record date, certain information with respect to (1) any person who is known to the Company to be a beneficial owner of more than five percent (5%) of our outstanding Common Stock; (2) beneficial ownership of shares of our Common Stock by each director and executive officer; and (3) beneficial ownership of shares of our Common Stock by all directors and executive officers as a group.

Name and Address of Beneficial	Amount and Nature of Beneficial
Owner	Ownership	Percent of Class

Albert F. Richmond 1610 Woodstead Court, Suite 330 The Woodlands, Texas 77380	2,286,550(1)	51.00%
Pamela R. Cooper 1610 Woodstead Court, Suite 330 The Woodlands, Texas 77380	205,900(2)	4.26%
All current directors and executive officers as a group	2,492,450	52.56%

(1)	Includes 199,900 shares held in Richmond Holdings, Inc. of which Albert F. Richmond is the sole stockholder. Includes 7,500 shares held by Morgan Stanley D.W. Inc., as Custodian of IRA for Linda L. Richmond and 37,500 shares held by Morgan Stanley D. W. Inc., Ttee. FBO for Albert F. Richmond, IRA.

(2)	Includes 11,700 shares held by JP Morgan Securities, as Custodian of IRA and 172,000 shares that Ms. Cooper may acquire upon the exercise of currently exercisable stock options.
     Where You Can Find Additional Information
     We file annual, quarterly, and current reports, proxy, and information statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the Public Reference Section at the Securities and Exchange Commission at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information about issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Our public filings are also available to the public from commercial document retrieval services.
     Householding Of Information Statement
     Some banks, brokers, and other record holders may participate in the practice of “householding” information statements. This means that, unless stockholders give contrary instructions, only one copy of this Information Statement may be sent to multiple stockholders sharing an address. The Company will promptly deliver a separate copy of this document to any stockholder at a shared address upon written or oral request by such stockholder at the following address or telephone number: Champion Communication Services, Inc., 1610 Woodstead Court, Suite 330, The Woodlands, Texas 77380, Attn: Chief Financial Officer, telephone (281) 362-0144. Any stockholder who wants to receive a separate copy of this Information Statement in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact such stockholder’s bank, broker, or other record holder, or such stockholder may contact the Company at the above address or telephone number.

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APPENDIX A
ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made as of February 13, 2007 (the “Effective Date”), by and between FleetTalk Partners, Ltd., whose primary address is 710 Country Club Road, Crystal Lake, IL 60014-5609 (“Buyer”), and Champion Communication Services, Inc., whose primary address is 1610 Woodstead Court, Suite 330, The Woodlands, Texas 77380 (“Seller”) (each is referred to in this Agreement as a “Party” and collectively the “Parties”).
RECITALS
Seller holds the licenses (“Licenses”) listed on Schedule A attached hereto that have been granted by the Federal Communications Commission (“FCC”) to operate certain Private Mobile Radio Service (“PMRS”) station(s) listed on Schedule A (“Stations”), and is the owner and operator of such Stations;
Seller desires to assign the License(s) to Buyer upon grant of all requisite FCC consents and Buyer desires to be assigned the License(s), and Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all Seller’s right, title and interest in and to the Licenses and the assets listed on Schedule A (“Schedule A Assets”) (the Licenses and Schedule A Assets, collectively, the “Purchased Assets”); and
Seller and Buyer desire to enter into this Agreement to cause the purchase and sale of the Purchased Assets free and clear of all liens and encumbrances, and to cause the assignment of the License(s), pursuant to the terms set forth herein.
Now, therefore, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties (as defined below), intending to be legally bound hereby, agree as follows:
ARTICLE I
DEFINITIONS
The following capitalized terms, as used in this Agreement, shall have the meanings set forth in this Article:
“Act” means the Communications Act of 1934, as amended, 47 U.S.C. §§ 151 et seq. (2004).
“Agreement” means this Asset Purchase Agreement, together with its schedules, exhibits, annexes, appendices, and other documents referred to hereunder, as the same may be amended or modified in accordance with the terms hereof.
“Assignment Application” means the FCC Form 603, or other appropriate applications or documentation, to be completed by the Parties requesting FCC consent to the assignment of the License(s) from Seller to Buyer or its designee.
“Bankruptcy” means with respect to any Party: (i) the making by the Party of a general assignment for the benefit of creditors or an admission in writing of the Party’s inability to pay its debts when due; (ii) the commencement by or against the Party of any liquidation, dissolution, bankruptcy, reorganization, insolvency, or other proceeding for the relief of financially distressed debtors, or the appointment for the Party, or for a substantial part of the Party’s assets, of a receiver, liquidator, custodian, or trustee, and if any of the events referred to in this item (ii) occur involuntarily, the failure of the same to be dismissed, stayed, or discharged within ninety (90) days; or (iii) the entry of an order for relief against the Party under Chapter 11 of the United States Bankruptcy Code.
“Closing” means the consummation of the transaction contemplated in this Agreement in accordance with its provisions.
“Closing Date” means the date on which the Closing occurs.
“FCC Consent” means the action taken by the FCC granting its consent to the assignment of the Licenses contemplated by this Agreement.
“Final Order” means that forty (40) days shall have elapsed from the effective date of the FCC Consent without the filing of any adverse request, petition or appeal by any third party or by the FCC on its own motion with respect to the FCC Consent, or any resubmission of any Assignment Application, or, if challenged, the FCC Consent shall have been reaffirmed or upheld and the applicable period for seeking further administrative or judicial review shall have expired without the filing of any action, petition, or request for further review.
“Indemnified Buyer Group” means Buyer and its officers, directors, employees, agents, shareholders and affiliates.
“Indemnified Seller Group” means Seller and its officers, directors, employees, agents, shareholders and affiliates.
“Interim Closing” means the effective date of this Agreement, the Spectrum Lease Agreement, and the Management Agreement.
“Liens” means all liens, liabilities, claims, mortgages, obligations, restrictions, or other encumbrances of any kind or nature, whether absolute, legal, equitable, accrued, contingent or otherwise, including, without limitation, any rights of first refusal.
“Management Agreement” shall have the meaning set forth in Section 2.09.
“Party” or “Parties” mean the parties to this Agreement or their successors and permitted assigns.
“Partial Closings” means any Closing at which less than all the Purchased Assets are conveyed, less than all the License(s) are assigned, or less than the full Closing Payment is tendered.
“Person” means an individual, corporation, association, partnership, joint venture, trust, estate, or other entity or organization, other than either Party.
“Purchase Price” means the aggregate price paid for the Purchased Assets set forth in Section 2.06.
“Purchased Assets” means the Licenses and the Schedule A Assets (including the stations, equipment and Station Contracts).
“Rules” means the relevant rules and regulations of the FCC.
“Spectrum Lease Agreement” shall have the meaning set forth in Section 2.08.

“Station(s)” mean the facilities licensed under the call sign(s) listed on Schedule A.
“Station Contracts” means the site leases, management contracts, and other contractual obligations listed on Schedule A.
ARTICLE II
PURCHASE AND SALE OF ASSETS; ASSIGNMENT OF LICENSES
     2.01 Recitals. The foregoing Recitals are true and correct and form a part of this Agreement.
     2.02 Interim Closing. The Parties agree that no later than February 28, 2007, they shall have executed the Spectrum Lease Agreement and the Management Agreement, and Seller shall have provided to Buyer all equipment and other information required under the Spectrum Lease Agreement and the Management Agreement (the “Interim Closing”). The date of such Interim Closing shall be referred to herein as the “Interim Closing Date.”
     2.03 Partial Closing(s). If the FCC grants its consent to the assignment of some but not all of the License(s), Seller may request and Buyer may not unreasonably refuse a Partial Closing. The date of the Partial Closing shall be referred to herein as the “Partial Closing Date.” On the Partial Closing Date, Buyer will direct that the Escrowed Funds related to the Purchased Assets, transferred in the Partial Closing, less Eight Thousand Dollars ($8,000.00) for each License in the Washington, DC and Houston, TX markets and Four Thousand Dollars ($4,000.00) for each License in the Dallas, TX and San Francisco, CA markets (“Per License Valuation”) and Schedule A Assets related to such Licenses as to which FCC consent has not yet been granted (each an “Unassigned License”), be released to the Seller (“Partial Closing Payment”). Notwithstanding any Partial Closing, this Agreement shall remain in full force and effect until: (i) all the License(s) are assigned by Seller to Buyer; (ii) all the Purchased Assets are conveyed by Seller to Buyer; (iii) the full amount of the Purchase Price is released from the Escrowed Funds to the Seller, subject to Section 2.06(c) below; (iv) this Agreement is otherwise terminated as provided in Article VIII hereof; or as described in Article 2.06(c).
     2.04 Purchase and Sale of Assets; Assignment of License(s). Subject to the terms and conditions hereof and pursuant to a Bill of Sale, Assignment and Assumption Agreement, a form of which is attached hereto as Schedule B, on the Closing Date Seller shall assign, transfer, sell, convey and deliver to Buyer or its designee all Seller’s right, title and interest in and to the Purchased Assets, free and clear of all Liens, and shall assign and deliver to Buyer or its designee the License(s), for the Purchase Price, as set forth in Section 2.05(c) herein.
     2.05 Assumption of Liabilities. Buyer is not assuming and shall not be responsible for any liabilities or obligations of Seller, whether arising out of or in connection with the Purchased Assets or Licenses, except for the obligations relating to the Purchased Assets and the Licenses for the period on and after the Closing Date. Such assumed liabilities are specifically set forth on Schedule A.
     2.06 Purchase Price. Buyer shall pay Two Million Fifty Thousand Dollars ($2,050,000.00) (“Purchase Price”) to Seller for the Purchased Assets, in readily available funds, as follows:
        (a) Buyer already has delivered a deposit equal to ten percent (10%) of the Purchase Price in the amount of Two Hundred Five Thousand Dollars ($205,000.00) (the “Down Payment”) in the form of a wire transfer to Cold Creek Consulting, Inc. Escrow Account. The Down Payment has been deposited into a joint order escrow held by Cold Creek Consulting, Inc. (the “Escrow”) pursuant to the Escrow Agreement, a form of which is attached hereto as Schedule C.

          (b) At the Interim Closing, Buyer shall deposit, into the Escrow, ninety percent (90%) of the Purchase Price (“Additional Deposit”) (the Down Payment and the Additional Deposit are collectively referred to as the “Escrowed Funds”).
          (c) At the Closing, except as otherwise set forth in this Section 2.06 or in Section 6.04 below, Buyer shall pay to Seller the Purchase Price by directing that the Escrowed Funds, less the Partial Closing Payment, if any, together with interest accrued thereon after the Interim Closing, shall be distributed to Seller. If any License cannot be assigned to Buyer as of December 31, 2007, Seller shall refund to Buyer the Per License Valuation associated with the Unassigned License(s).
     2.07 Spectrum Lease Agreement. Upon execution of this Agreement, the Parties also shall execute a Short-Term De Facto Transfer Spectrum Lease Agreement (“Spectrum Lease Agreement”), a form of which is attached hereto as Schedule D. In consideration of Seller permitting Buyer to operate the Stations specified on Schedule A of the Spectrum Lease Agreement, Buyer shall be obligated under the Spectrum Lease Agreement to pay Seller Twenty-Six Thousand Dollars ($26,000.00) (“Lease Fee”) for each full month from the Effective Date of the Spectrum Lease Agreement until the Closing Date of this Agreement or until termination of this Agreement under Article VIII herein (“Lease Fee Payment Period”). The Purchase Price to be paid at the Closing shall be reduced by any Lease Fee payments made by Seller to Buyer prior to the Closing Date. The Lease Fee shall be paid from the funds in the Escrow pursuant to the terms of the Escrow Agreement.
     2.08 Management Agreement. Upon execution of this Agreement, the Parties also shall execute a Management Agreement, a form of which is attached hereto as Schedule E. In consideration of Seller permitting Buyer to operate the Stations specified on Schedule A of the Management Agreement, Buyer shall be obligated under the Management Agreement to pay Seller ten dollars ($10.00) for each full month from the Effective Date of the Management Agreement until the Closing Date or until termination of this Agreement.
ARTICLE III
REPRESENTATION AND WARRANTIES
     3.01 Seller’s Representations and Warranties. Except as otherwise set forth in Schedule A, Seller hereby represents and warrants to Buyer that, as of the Effective Date and as of the Closing Date: (i) Seller or its affiliate is the lawful, beneficial and exclusive owner of the Purchased Assets, and Seller will have the unrestricted right to sell or cause the sale of such Purchased Assets and to assign the Station Contracts to Buyer free and clear of all Liens; (ii) this Agreement has been duly authorized and approved by all required corporate action of Seller; (iii) neither the execution nor the delivery of this Agreement nor the consummation of the transaction contemplated hereby will conflict with, or result in any violation or default under, any term of the articles of incorporation, organizational documents, or by-laws of Seller, or any agreement, mortgage, indenture, license, permit, lease or other instrument, judgment, decree, order, law or regulation by which Seller is bound; (iv) the Schedule A Assets are in good working order and repair, subject to ordinary wear and tear, and are sufficient to operate the Stations as currently operated by Seller and to the best of Seller’s knowledge there are no material changes in the Equipment transferred with the systems as listed on the summary of Equipment attached to Schedule A; (v) Seller is the lawful grantee of the Licenses and has the right, upon grant of FCC Consent thereto, to assign the Licenses to Buyer; (vi) the Licenses are valid and in good standing with the FCC, and Seller is in compliance in all material respects with all statutes, rules, and regulations concerning construction, loading, and spacing of the Licenses or the facilities associated therewith, and all other federal statutes, Rules, regulations, and policies of the FCC applicable to Seller, the Licenses, or the Stations (collectively, the “Laws”); (vii) the Stations are not currently short-spaced by any third party (unless otherwise noted), nor, after the execution of this Agreement by both Parties, will they be short-spaced by any third parties, nor will they be subject to or operating under any agreement encumbering any of the Licenses or any FCC waiver of otherwise applicable Laws; (viii) there is no pending or, to the best of Seller’s knowledge, threatened action by the FCC or any other governmental agency or third party to suspend, revoke, terminate or challenge any of the Licenses or otherwise investigate the operation of the Stations; (ix) no person or entity holds or has been granted a right of first refusal or other right or option to purchase the Purchased Assets, the Stations or any part thereof; (x) the Stations are fully constructed and operational as required by the Laws; (xi) Seller is not in default under any of the Station Contracts; (xii) all Station Contracts and customer contracts are fully assignable by Seller to Buyer, and the Seller has obtained all necessary third party consents to the assignment thereof; and (xiii) Seller has paid all applicable federal, state and local taxes due and/or payable with respect to the operation of the systems prior to the Interim Closing.
     3.02 Buyer’s Representations and Warranties. Buyer hereby represents and warrants to Seller that, as of the Effective Date and as of the Closing Date: (i) Buyer is duly organized and in good standing under the laws of the state of its organization as well as all other states in which it transacts business; (ii) this Agreement has been duly authorized and approved by all required corporate action of Buyer; (iii) Buyer is financially and legally able to meet its obligations hereunder; and (iv) neither the execution nor the delivery of this Agreement nor the consummation of the transaction contemplated hereby will conflict with, or result in any material violation or default under, any term of the articles of incorporation or by-laws of Buyer, or any agreement, mortgage, indenture, license, permit, lease or other instrument, judgment, decree, order, law or regulation by which Buyer is bound.
ARTICLE IV
COVENANTS
     4.01 Seller’s Covenants. Seller hereby covenants and agrees that from the Effective Date until the Closing:
          (a) Conduct of Business. Seller shall: (i) maintain and preserve, or cause to be maintained and preserved, the Purchased Assets, and conduct, or cause to be conducted, the business of the Station(s), in a reasonable and prudent manner, in the ordinary and usual course, and consistent with industry practice; (ii) not enter into any lease or other material agreement with respect to the Purchased Assets other than the leases and agreements already entered into, without the prior written consent of Buyer; (iii) not create, assume or incur any indebtedness with respect to the Purchased Assets without the prior written consent of Buyer; (iv) not sell, transfer, dispose of, or create or suffer any Lien on any of the Purchased Assets without the prior written consent of buyer; (v) not take or cause to be taken any other action which would have a material adverse effect on any of the Purchased Assets, including, without limitation, the value or condition thereof; (vi) satisfy, and obtain the release of, all Liens, if any, not assumed by Buyer; and (vii) take all necessary actions to maintain the continued validity of the License(s).
          (b) No Shop. Neither Seller, nor any of its agents, shall take any action, directly or indirectly, to solicit indications of interest in, or offers for, the sale of the Purchased Assets or assignment of the License(s), from any Person. Seller shall promptly inform Buyer of any offers or solicitations to purchase any of the Purchased Assets or be assigned any of the License(s), including the terms thereof, made by any third party.
          (c) Further Assurances. Seller shall execute and deliver such other instruments of transfer and take such other action as Buyer may reasonably request in order to put Buyer in possession of, and to vest in Buyer good, valid, and unencumbered title to the Purchased Assets in accordance with this Agreement and to consummate the transaction contemplated by this Agreement.

     4.02 Buyer’s Covenants. Buyer shall execute and deliver such other instruments of transfer and take such other action as may be reasonably necessary to consummate the transaction contemplated by this Agreement.
     4.03 Covenants of Both Parties. The Parties each covenant and agree that:
          (a) Assignment Application. Promptly following the Effective Date, but in no event later than five (5) business days thereafter, the Parties shall prepare and jointly file with the FCC their respective portions of the Assignment Application.
          (b) Disclosure to Parties. If either Party should become aware, prior to the Closing, that any of its representations, warranties or covenants is inaccurate or incapable of being performed, such Party shall promptly give written notice of such inaccuracy or incapability to the other Party; provided, however, that nothing contained in this Section 4.03(b) shall relieve the Party bound by such representation, warranty or covenant from complying with such representation, warranty, or covenant.
          (c) Confidentiality. Except as otherwise required by law, by court or by governmental order, neither Party shall disclose, or allow to be disclosed, any confidential information of the other Party, except to each Party’s officers, directors, and attorneys, accountants, and employees involved in this transaction, and only then on the condition that such individuals not disclose the information disclosed to them.
          (d) Spectrum Lease Agreement; Management Agreement. The Parties covenant to comply with the terms and conditions of the Spectrum Lease Agreement, the Management Agreement, and with applicable Laws.
ARTICLE V
CLOSING CONDITIONS
     5.01 Conditions to Buyer’s Obligations. Buyer’s obligations to perform hereunder shall be subject to the satisfaction by Seller, or waiver in writing by Buyer, of each of the following conditions precedent at or prior to the Closing:
          (a) Representations, Warranties and Obligations. All Seller’s representations and warranties contained in this Agreement shall be true and correct in all material respects as of the Closing Date. Seller shall have performed and complied with all its covenants and obligations under this Agreement in all material respects.
          (b) Third Party Consents. Seller shall have obtained and delivered to Buyer or its designee all necessary consents and approvals of third parties or governmental authorities (including, without limitation, any approvals required by any Canadian governmental authorities or the TSX Venture Exchange under applicable Canadian securities laws) to permit Buyer to acquire the Purchased Assets without the addition of any condition which would, in the opinion of Buyer, have an adverse effect on any of the Purchased Assets. Seller also shall have made all registrations, qualifications, declarations, or filings with, or notices to, any federal, state or local governmental authority or other third party required on the part of Seller in connection with the execution of this Agreement or the consummation of the transaction contemplated hereby.

          (c) FCC Consent. The FCC shall have granted its consent to the assignment of the Licenses to Buyer or its designee without the addition of any condition that would have a material adverse effect on the Licenses, and that such grant shall have become a Final Order.
          (d) Liens and Indebtedness. All Liens and indebtedness with respect to the Purchased Assets shall have been released to Buyer’s satisfaction.
          (e) Stockholder Approval. This Agreement and the transaction contemplated hereby shall be approved by the stockholders of Seller by the requisite vote under applicable law and Seller’s Certificate of Incorporation, and Seller shall have met all filing and other requirements under Section 14(c) of the Securities Act of 1934, as amended, in connection with Seller’s filing of an Information Statement with the S.E.C. pursuant to Regulation 14C promulgated thereunder.
     5.02 Conditions to Seller’s Obligations. Seller’s obligations to perform hereunder shall be subject to the satisfaction by Buyer, or waiver in writing by Seller, of the following conditions precedent at or prior to the Closing:
          (a) Representations, Warranties and Obligations. All Buyer’s representations and warranties contained in this Agreement shall be true and correct in all material respects as of the Closing Date. Buyer shall have performed and complied with all its covenants and obligations under this Agreement in all material respects.
          (b) Third Party Consents. Buyer shall have obtained and delivered to Seller all necessary consents and approvals of third parties or governmental authorities (including, without limitation, any approvals required by any Canadian governmental authorities or the TSX Venture Exchange under applicable Canadian securities laws) to permit Buyer to acquire the Purchased Assets. Buyer also shall have made all registrations, qualifications, declarations, or filings with, or notices to, any federal, state or local governmental authority or other third party required on the part of Buyer in connection with the execution of this Agreement or the consummation of the transaction contemplated hereby.
          (c) FCC Consent. The FCC shall have granted its consent to the assignment of the Licenses to Buyer or its designee without the addition of any condition that would have a material adverse effect on the Licenses, and that such grant shall have become a Final Order.
          (d) Stockholder Approval. This Agreement and the transaction contemplated hereby shall be approved by the stockholders of Seller by the requisite vote under applicable law and Seller’s Certificate of Incorporation, and Seller shall have met all filing and other requirements under Section 14(c) of the Securities Act of 1934, as amended, in connection with Seller’s filing of an Information Statement with the S.E.C. pursuant to Regulation 14C promulgated thereunder.
ARTICLE VI
TRANSFER OF OPERATING RIGHTS; CLOSINGS
     6.01 Transfer of Operating Rights. On the Effective Date of this Agreement, the Parties shall execute the Spectrum Lease Agreement and the Management Agreement. The Spectrum Lease Agreement and the Management Agreement shall be effective no later than March 1, 2007.
     6.02 Closing. The Closing hereunder shall take place at the offices of Seller, located at 1610 Woodstead Ct. #330, The Woodlands, Texas, at 10:00 AM local time, on the first business day after the later of: (i) subject to Section 2.06(c) herein, the date on which the grant of the FCC Consent becomes a Final

Order (unless such condition precedent to closing is waived by the Parties); or (ii) the satisfaction of all other conditions specified in Article V hereof with respect to the Purchased Assets; or (iii) on such other date and/or at such other place as may be mutually agreed upon by the Parties in writing.
     6.03 Seller’s Deliveries. At the Closing, Seller shall deliver to Buyer copies of the following documents: (i) all consents and approvals obtained; (ii) all registrations, qualifications, declarations, filings and notices made pursuant to Section 5.01 of this Agreement; and (iii) all applicable instruments of sale and assignment and such other documents or instruments required to effectuate the transaction contemplated hereby.
     6.04 Buyer’s Deliveries. At the Closing, Buyer shall deliver to Seller: (i) all applicable instruments of sale and assignment and such other documents or instruments required to effectuate the transaction contemplated hereby; and (ii) the Purchase Price (less any reductions thereto made pursuant to Sections 2.06 and 2.08 herein) and direction to distribute the appropriate amount of Escrowed Funds, together with interest accrued thereon after the Interim Closing, as provided in Section 2.06(b) herein.
     6.05 Prorations and Post-Closing Adjustments. Except as otherwise set forth in the Spectrum Lease Agreement, appropriate proration as of the close of business on the Closing Date shall be made with respect to ongoing items of cost and expense relating to the Purchased Assets including estimated property tax assessments. Such prorations shall be determined by Seller with Buyer’s cooperation and settled in cash no later than thirty (30) days after the Closing Date.
ARTICLE VII
INDEMNIFICATION
     7.01 Indemnification by Seller. Seller shall defend, indemnify and hold the Indemnified Buyer Group harmless from and against all direct losses, liabilities, damages, costs or expenses (including the reasonable attorney’s fees, penalties and interest) payable to or for the benefit of, or asserted by, any party resulting from, arising out of, or incurred as a result of any act or omission of Seller with respect to the transaction contemplated hereby, including, without limitation: (a) the breach of any representation, warranty or covenant made by Seller herein or in accord herewith; (b) any claim arising out of the business of operating the Stations prior to the Closing, whether made before or after the Effective Date; or (c) any litigation, proceeding or governmental investigation, whether commenced before or after the Effective Date, arising out of the business of operating the Stations prior to the Closing.
     7.02 Indemnification by Buyer. Buyer shall defend, indemnify and hold the Indemnified Seller Group harmless from and against all direct losses, liabilities, damages, costs or expenses (including reasonable attorney’s fees, penalties and interest) payable to or for the benefit of, or asserted by, any party resulting from, arising out of, or incurred as a result of any act or omission of Buyer with respect to the transaction contemplated hereby, including, without limitation: (a) the breach of any representation, warranty or covenant made by Buyer herein or in accord herewith; (b) any claim arising out of the business of operating the Stations after the Closing; or (c) any litigation, proceeding or governmental investigation arising out of the business of operating the Stations after the Closing.
     7.03 Notice of Claims. A Party (the “Indemnified Party”) shall give prompt written notice to the other Party (the “Indemnifying Party”) of any claim against the Indemnified Party which might give rise to a claim by it against the Indemnifying Party based upon the indemnity provisions contained herein, stating the nature and basis of the claim and the actual or estimated amount thereof; provided, however, that failure to give such notice shall not affect the obligations of the Indemnifying Party to provide indemnification in accord with the provisions of this Article VII unless, and only to the extent that, such Indemnifying Party is actually prejudiced thereby.
     7.04 Right to Defend. In the event that any action, suit or proceeding is brought against any member of the Indemnified Seller Group or the Indemnified Buyer Group with respect to which any Party may have liability under the indemnification provisions contained herein: (a) the Indemnifying Party shall have the right, at its sole cost and expense, to defend such action in the name of or on behalf of the Indemnified Party; (b) in connection with any such action, suit or proceeding, the Parties shall render to each other such assistance as reasonably may be required in order to ensure the proper and adequate defense of any such action, suit or proceeding; and (c) an Indemnified Party shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate because of actual or potential differing interests between such Indemnified Party and any other party represented by such counsel.
     7.05 Settlement. Neither Party shall make any settlement of any claim which might give rise to liability of the other Party under the indemnification provisions contained herein without the written consent of such other Party, which consent such other Party covenants shall not be unreasonably withheld.
     7.06 WARRANTIES; LIMITATIONS ON RECOVERY.
            (a) ALL THE EQUIPMENT RELATED TO THE PURCHASED ASSETS ARE BEING SOLD “AS IS” AND “WHERE IS.” BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER HAS NOT MADE, AND SPECIFICALLY NEGATES AND DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS OF ANY KIND OR CHARACTER REGARDING ANY ASPECT OF THE EQUIPMENT RELATED TO THE PURCHASED ASSETS. HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE EQUIPMENT RELATED TO THE PURCHASED ASSETS, BUYER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE EQUIPMENT RELATED TO THE PURCHASED ASSETS AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER. BUYER ACKNOWLEDGES THAT BUYER IS ACQUIRING THE EQUIPMENT RELATED TO THE PURCHASED ASSETS “AS IS” AND “WHERE IS” AS OF THE CLOSING DATE, WITHOUT ANY EXPRESS OR IMPLIED WARRANTIES AS TO THE FITNESS, MERCHANTABILITY, OR CONDITION FO THE EQUIPMENT RELATED TO THE PURCHASED ASSETS OR AS TO ANY OTHER MATTER.
            (b) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY, BY INDEMNIFICATION OR OTHERWISE, FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES OF ANY KIND INCURRED BY SUCH OTHER PARTY.
ARTICLE VIII
TERMINATION
     8.01 Termination Not Due to Breach. This Agreement may be terminated (a) at any time by mutual written consent of Seller and Buyer, or (b) unless the period within which the Interim Closing is to occur is extended by mutual written consent of the Parties at any time after February 28, 2007, by either Party if the Interim Closing has not occurred and provided that the terminating Party is not then and has not been in breach of the Agreement. If the Agreement is terminated under Section 8.01(a) prior to February 28, 2007, or under Section 8.01(b), Seller shall direct the Escrowed Funds, together with accrued interest thereon less the Down Payment, to be distributed to Buyer. If this Agreement is terminated at any time after the Interim

Closing and such termination is not the result of a breach of this Agreement by one of the Parties, Buyer shall pay Seller the Lease Fee for each full and partial month of the Lease Fee Payment Period, and Seller shall distribute the balance of the Escrowed Funds, together with interest accrued thereon less the Down Payment, to Buyer, and all such payments shall be made within thirty (30) days after termination. However, if the Agreement is terminated due to a Party’s breach, the provisions of Sections 8.02 and 8.03 shall apply.
     8.02 Termination Due to Breach by Buyer. In the event that Buyer fails to comply with any material term or obligation or breaches any representation or warranty contained in this Agreement in any material respect and does not cure such failure within thirty (30) days of receiving written notice from Seller thereof (“Notice of Breach”), then Seller may, at its option, by written notice to Buyer, terminate this Agreement as of the date of the Notice of Breach. If the Agreement is terminated under this Section 8.02, Buyer shall pay Seller the Lease Fee for each full and partial month of the Lease Fee Payment Period, and Seller shall distribute the balance of the Escrowed Funds, together with interest accrued thereon less the Down Payment, to Buyer, and all such payments shall be made within thirty (30) days after termination.
     8.03 Termination Due to Breach By Seller. In the event that Seller fails to comply with any material term or obligation or breaches any representation or warranty contained in this Agreement in any material respect and does not cure such failure within thirty (30) days of receiving a written Notice of Breach from Buyer, then Buyer may, at its option, by written notice to Seller, terminate this Agreement as of the date of the Notice of Breach. If the Agreement is terminated under this Section 8.03, Buyer shall pay Seller the Lease Fee for each full and partial month of the Lease Fee Payment Period, and Seller shall distribute the balance of the Escrowed Funds, together with interest accrued thereon, to Buyer, and all such payments shall be made within thirty (30) days after termination.
     8.04 Other Agreements. In the event this Agreement is terminated, the Spectrum Lease Agreement and the Management Agreement shall terminate as of the date that the termination of this Agreement is effective.
ARTICLE IX
GENERAL PROVISIONS
     9.01 Expenses. Except as otherwise expressly provided herein, each Party shall pay its own expenses (including, without limitation, the fees and expenses of its agents, representatives, counsel, and accountants) incidental to the negotiation, drafting, and performance of this Agreement, including, without limitation, the preparation of the applicable sections of the Assignment Application. Buyer shall pay all sales, property and transfer taxes and filing fees for the Assignment Application(s) and the application for approval for the Spectrum Lease Agreement, if any, applicable to the sale of the Purchased Assets to Buyer.
     9.02 Miscellaneous. This Agreement is the entire agreement between the Parties with respect to the subject matter herein and supersedes all prior agreements. This Agreement may not be assigned to any third party or amended, and no provisions herein may be waived, without the prior written consent of both Parties. This Agreement may be executed in counterpart originals, in which case the effect shall be the same as if both Parties had executed the same document. Neither Party shall be liable to the other Party for any failure to perform hereunder due to a force majeure event. Both Parties shall comply with all applicable Laws. If any provision of this Agreement is determined invalid or illegal, such provision shall be fully severable, and the remainder of the Agreement shall remain in full force and effect. any notice or communication must be in writing and given by depositing the same in the U.S. mail, addressed to the Party to be notified at the address first listed above, postage prepaid and registered or certified with return receipt requested or mailing the same via overnight delivery, or by delivering the same in person. The Parties agree that they shall not bind each other to any contract with third parties which might create liability in either Party for damages arising out of the transactions contemplated herein. This Agreement does not constitute and shall not be construed as constituting an agency, a partnership or joint venture between the Parties, and neither Party shall have the right to obligate or bind the other Party in any manner whatsoever, and nothing herein contained shall give or is intended to give any rights of any kind to any third persons. Nothing herein authorizes, or is intended to authorize, either Party to execute any document for or on behalf of the other Party. The representations, warranties, covenants and agreements made by Seller and Buyer shall survive the Closing, and shall be fully enforceable at law or in equity against such other Party and its successors and assigns for a period of two (2) years after the Closing Date. The rights and obligations under this Agreement shall survive any merger or sale of a Party and shall be binding upon the successors and permitted assigns of each party. Time is of the essence in this Agreement.
     9.03 Applicable Law; Remedies.
          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without reference to conflicts of laws rules that might require application of laws of another jurisdiction. Any suit, action, or proceeding with respect to this Agreement shall be brought in the courts of Harris County in the State of Texas, or in the U.S. District Court for the Southern District (Harris Division) of Texas. The Parties hereby accept the exclusive jurisdiction of those courts for the purpose of any suit, action, or proceeding brought hereunder.
          (b) All disputes under this Agreement, which cannot be resolved amicably, shall be submitted to binding arbitration under the then existing Commercial Arbitration Rules of the American Arbitration Association. Arbitration proceedings shall be held in Houston, Texas, or in a location mutually agreed upon by the Parties. The Parties may agree on an arbitrator; otherwise, there will be a panel of three (3) arbitrators, one (1) named in writing by each Party within twenty (20) days after either Party serves a notice of arbitration on the other Party, and the third named in writing by the other two (2) arbitrators so appointed by the Parties, within ten (10) days after the two (2) arbitrators selected by the Parties are named. No person financially interested in this Agreement or in either Party may serve as an arbitrator. The costs of the arbitration imposed by the arbitrators and the fees of the arbitrator or arbitrators shall be assessed against the losing party to the arbitration. The decision of the arbitrator or arbitrators will be final, conclusive, and binding on both Parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction.
          (c) Except as set forth in Section 9.03(b) herein with respect to arbitration of any disputes, each Party acknowledges and recognizes that a violation or threatened violation of the restrictions, agreements or covenants contained herein shall cause irreparable damage to the other Party, and that the other Party shall have no adequate remedy at law for such violation or threatened violation. Notwithstanding anything to the contrary contained herein, each Party agrees that the other Party shall be entitled, in addition to any other rights or remedies it might have, to obtain specific performance or injunctive relief in order to enforce this Agreement or prevent a breach or further breach of any specific provision hereof, without the necessity of proving actual damages. Such right to specific performance or injunction shall be in addition to the other Party’s right to bring an action for damages or to exercise any other right or remedy available to the other Party as a result of any breach hereunder. The other Party shall be entitled to costs and expenses, including reasonable attorneys’ fees, incurred in enforcing its rights under this Agreement.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

CHAMPION COMMUNICATION SERVICES, INC.		FLEETTALK PARTNERS, LTD.

By:	/s/ Albert F. Richmond	By:	/s/ Robert McGowan

Title:	Chairman	Title:	President
Date:	February 13, 2007	Date:	February 13, 2007

By:	/s/ Pamela R. Cooper

Title:	Executive Vice President
Date:	February 13, 2007

SCHEDULE A
ASSETS PURCHASED & ASSUMED LIABILITIES

SCHEDULE B
BILL OF SALE, ASSIGNMENT & ASSUMPTION AGREEMENT

SCHEDULE C
FORM OF ESCROW AGREEMENT

SCHEDULE D
FORM OF SHORT TERM DE FACTO TRANSFER SPECTRUM LEASE AGREEMENT

SCHEDULE E
FORM OF MANAGEMENT AGREEMENT